EXHIBIT 99.1

Waste Industries USA, Inc. Announces Voluntary Delisting

RALEIGH, NC, April 18, 2008 (PRNewswire-FirstCall) – Waste Industries USA, Inc. (Nasdaq:WWIN), a regional, non-hazardous solid waste services company, announced today that it has notified Nasdaq of its intent to delist its common stock from the Nasdaq Global Market. Waste Industries currently anticipates that it will file with the Securities and Exchange Commission and Nasdaq a Form 25 relating to the delisting of its common stock on or about April 29, 2008, with the delisting of its common stock becoming effective ten days thereafter. Accordingly, Waste Industries anticipates that the last day of trading of its common stock on the Nasdaq Global Market will be on or about May 9, 2008. The delisting will follow the closing of the previously announced proposed going private transaction. The proposed going private transaction would be pursuant to a definitive merger agreement with an investor group led by Lonnie C. Poole, Jr., the Company’s founder and Chairman, and Jim W. Perry, the Company’s President and Chief Executive Officer, and financial partners Macquarie Infrastructure Partners and Goldman Sachs, pursuant to which the investor group will acquire all outstanding shares of Waste Industries that the investor group does not already own for $38.00 per share in cash. The total equity value of the transaction, including the investment to be made by the investor group, is valued at approximately $544 million.

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Mississippi and Georgia.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future performance plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. With regard to the proposed going private transaction, factors that could cause the merger not to occur or could cause results to otherwise differ from the results expressed or implied by any forward-looking statements regarding the merger include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure of required conditions to close the merger; the outcome of any legal proceedings that have been or may be instituted against us and others as a result of the proposed merger; the inability to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of certain regulatory approvals; the failure to obtain any contemplated debt or equity financing; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and the potential impact of current unsettled conditions in the credit markets. Consider these factors carefully in evaluating the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings.